Exhibit 99.1

Fluor Corporation	Keith Stephens / Steve Roth
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7623 tel

469.398.7000 tel	Ken Lockwood / Jason Landkamer
469.398.7255 fax	Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR ADOPTS MAJORITY VOTE STANDARD FOR DIRECTORS

Irving, Texas, Feb. 13, 2007 — Fluor Corporation (NYSE: FLR) announced today that the company’s Board of Directors has amended its bylaws to adopt a majority vote standard for the election of directors in uncontested elections.

The new standard requires a director in an uncontested election to receive more than 50 percent of the votes cast. Previously, directors in uncontested elections were elected under a plurality vote standard, in which candidates could be elected with less than a majority of shareholder support. The company will retain a plurality standard for the election of directors in a contested election.

The Board’s Governance Committee will establish procedures under which an incumbent director nominee will, if not re-elected by shareholders, tender his or her resignation for consideration by the Board.

The amendment is effective immediately, and therefore will take effect with the company’s annual election of directors in May 2007.

Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenues of $13.2 billion in 2005.  For more information, visit www.fluor.com.

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FLRG